Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into between Home Solutions of America, Inc., its related and affiliated entities (“HSA” or the “Company”), and Rick J. O’Brien (“O’Brien”), and is intended to be a full and final resolution of all matters involving O’Brien’s employment with HSA. Specifically, the parties to this Agreement agree to the following:

1. Termination of Employment. Pursuant to Section 4.01(c)(ii) of the Amended and Restated Employment Agreement entered into as of September 8, 2006, between O’Brien and HSA (the “Employment Agreement”), O’Brien shall voluntarily resign from all of his positions of employment with HSA effective as of April 15, 2007 (the “Employment Termination Date”). Prior to the Employment Termination Date, O’Brien will continue to fulfill his obligations under Section 1.03 of the Employment Agreement, which shall include but not be limited to drafting, reviewing and commenting on, and providing such information as may be requested by the Company in connection with, the Form 10-K for the fiscal year ended December 31, 2006, and the proxy statement for the 2007 annual meeting of shareholders. Prior to the Employment Termination Date, all of the terms of the Employment Agreement shall continue to be in effect. Execution of this Agreement by O’Brien shall be deemed to be written notice to HSA on such date of O’Brien’s voluntary termination of employment.

2. Continuing Cooperation. Following the Employment Termination Date, O’Brien shall in good faith cooperate with, and promptly respond to, all reasonable requests by the Company for assistance in regard to (a) HSA’s involvement in pending and future litigation; and (b) miscellaneous corporate matters overseen by O’Brien during his tenure at HSA or of which O’Brien has knowledge. HSA shall provide O’Brien with reasonable advance notice in regard to any request it makes to him for assistance and shall compensate him for reasonable out-of-pocket expenses he incurs in providing the assistance.

3. Bonus. If HSA’s performance for its fiscal year 2006, as verified by HSA’s audited financial statements for the year, exceeds (a) the Level I Objective Criteria or (b) both the Level I and Level II Objective Criteria, as established by HSA’s Executive Compensation Plan, then HSA will pay to O’Brien a bonus of $150,000 payable in cash, if only the Level I Objective Criteria is achieved, or if both the Level I and Level II Objective Criteria are achieved, a Level I Bonus of $150,000 and a Level II Bonus of $100,000 for an aggregate bonus of $250,000 payable in cash (in either such case, the “Bonus Payment”). The Bonus Payment, if due, will be paid to O’Brien at the later of the same date as the Company pays corresponding bonuses under HSA’s Executive Compensation Plan to other employees or upon the effective date of this Agreement as provided for in Section 10(e) of this Agreement. The parties acknowledge that no bonus (in cash, stock, or otherwise) other than the Bonus Payment, if owed to O’Brien pursuant to this Section 3, is or shall be due to O’Brien under this Agreement, the Employment Agreement or any other agreement or arrangement between O’Brien and HSA.

4. Liability Insurance. After the Employment Termination Date, the Company will continue to provide O’Brien with indemnification and advancement of expenses as provided for by the articles and bylaws of the Company in regard to claims and lawsuits pending as of the Employment Termination Date and claims and lawsuits arising after the Employment Termination Date relating to matters occurring before or on the Employment Termination Date. After the Employment Termination Date, HSA will maintain liability insurance that will cover O’Brien on the same basis as he was covered immediately prior to the Employment Termination Date under HSA’s directors and officers liability insurance policy in regard to covered claims made against O’Brien, regardless of whether a claim is asserted or a claim relates to a matter which occurred prior to or after the Employment Termination Date.

5. Stock Options. This Agreement shall not modify or amend the terms of the Stock Option Agreement between O’Brien and HSA dated December 13, 2005, or the terms and conditions of the stock option grant made pursuant thereto under HSA’s 1998 Stock Option Plan, all of which shall continue in effect until terminated pursuant to the terms of the Stock Option Agreement.

6. Benefits. All of O’Brien’s employment benefits from HSA will terminate as of the Employment Termination Date, except where provided for in this Agreement, by HSA’s policies, or by an applicable statute.

7. Return of HSA Property. Except as authorized by HSA’s Chief Executive Officer, as of the Employment Termination Date O’Brien will return to HSA all Company-owned or leased property or documents in his possession or under his control.

8. Confidential Information; Non-competition. After the Employment Termination Date, O’Brien shall continue to comply with all of his obligations and duties in regard to (a) HSA’s Confidential Information as set out in Section 5.03 of the Employment Agreement and (b) the non-competition and non-interference covenants and agreements of O’Brien as set out in Section 6 of the Employment Agreement. After the Employment Termination Date, O’Brien will not access HSA’s computer systems, download files or information from HSA’s computer systems or in any way interfere, disrupt, modify or change any computer program used by HSA or any data stored on HSA’s computer systems.

9. Release. O’Brien, on behalf of himself and his heirs, executors or administrators, hereby releases, discharges and agrees not to sue or file any charges or claims against HSA, its directors, officers, shareholders, employees, agents, insurers, or employee benefit plans under any local, state, or federal law, for any type of claim, demand or action whatsoever arising out of or connected with his employment with HSA. This release does not affect O’Brien’s right to benefits under the terms of any employee benefit plan in which he participated while employed by HSA or under applicable law or his right to enforce the terms of this Agreement.

10. Waiver of Age Discrimination Claim. Pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. §626), O’Brien acknowledges:

(a) He has been encouraged to have this Agreement reviewed by an attorney;

(b) He is releasing all claims relating to his employment and separation from employment under the Age Discrimination in Employment Act of 1967;

(c) He is not waiving any rights or claims that may arise after the date this Agreement is signed;

(d) He has a minimum of twenty-one days from the date he receives this Agreement to consider this Agreement;

(e) For a period of seven days following the date O’Brien signs this Agreement, O’Brien may revoke this Agreement and this Agreement shall not become effective or enforceable until the revocation period expires. In order for the revocation to be effective it must be in writing and delivered to HSA’s Chief Financial Officer in Dallas, Texas;

(f) By executing this Agreement, O’Brien represents that he fully understands all provisions of the Agreement and understands the consequences of executing this Agreement.

11. No Harm. O’Brien will not engage in any conduct or take any action, written or oral, that is intended to reflect negatively on or harm the reputation or business interest of HSA. O’Brien agrees not to interfere with HSA’s operations or its relationships with its employees, vendors and customers. The Company’s senior management will not engage in any conduct or take any action, written or oral, that is intended to reflect negatively on or harm the business interests of O’Brien. However, nothing in this Section shall limit either party from complying with its or his legal obligations, including without limitation in regard to reporting O’Brien’s resignation from his employment with HSA or from responding to requests from public agencies or subpoenas for information regarding O’Brien and/or his resignation.

12. Public Disclosure of this Agreement. It is the express intent of the parties that this Agreement and its terms and conditions be disclosed as required by law, including, without limitation, the applicable provisions of the federal securities laws.

13. Entire Agreement/Modification. This Agreement sets forth the entire agreement between the parties relating to the subjects of this Agreement and fully supersedes any and all prior agreements or understandings between the parties regarding the subjects in this Agreement. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and signed by the parties.

14. Severability. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a Court determine that the scope of any provision of this Agreement is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

15. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Texas.

16. Acknowledgment. By signing below, the parties certify and represent that they have carefully read and considered this Agreement and fully understand the extent and impact of its provisions. The parties acknowledge they have signed this Agreement voluntarily. The terms and provisions set out in this Agreement represent a full and final resolution of O’Brien’s employment relationship with HSA.

RICK J. O’BRIEN:	HOME SOLUTIONS OF AMERICA, INC.

/s/ Rick J. O’Brien	By: /s/ Frank J. Fradella

Rick J. O’Brien	Name: Frank J. Fradella
Its: Chief Executive Officer

March 2, 2007	March 2, 2007

Date signed	Date signed

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